EXHIBIT 99.1

TRANSCRIPT OF MIDWAY GAMES INC.
THIRD QUARTER 2004
FINANCIAL RESULTS CONFERENCE CALL
NOVEMBER 8, 2004

Operator:
Ladies and Gentlemen, thank you for standing by. Welcome to the Midway Games Third Quarter Results Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time if you have a question, please press * then the number 1 on your telephone. If you would like to withdraw your question, press * then the number 2. As a reminder, this conference is being recorded Monday, November 8, 2004. I would now like to turn the conference over to Miguel Iribarren, Vice President of Corporate Communications and Strategic Planning. Please go ahead, sir.

Miguel Iribarren:
Thank you, operator. Good afternoon everyone. With us here in Chicago today: our President and CEO, David F. Zucker, our Chief Financial Officer, Tom Powell, and our Senior Vice President of Product Development, Matt Booty. I will begin today’s call with the customary legal disclosures, after which Tom will discuss our financial performance for the quarter. David will then provide his comments on the quarter’s results and our strategy going forward, including updating our financial guidance. After David’s remarks we will open the line up for questions. With that I’ll read our safe harbor statement and then turn the call over to Tom.

Ladies and gentlemen, the following presentation and responses to questions may contain certain forward-looking statements concerning future business conditions and the outlook for Midway based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of such risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the upcoming console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business - Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission. Tom?

Thomas Powell:	Good Afternoon. Thanks Miguel.

Taking a look at third quarter revenues: revenues for the quarter were $17.0 million, up from $11.6 million the prior year, and approximately $5.0 million higher than our guidance that we provided on July 28th. The upside to our guidance is primarily due to Shadow Hearts: Covenant which launched during the 3rd quarter, a couple of weeks ahead of our previous expectation. During the quarter, we also introduced Psi-Ops: The Mindgate Conspiracy to international markets.

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Revenue mix by platform was: 71% on the Playstation 2; 17% on the Xbox; and 12% for all other. Playstation 2 revenues represented an uncharacteristically high percentage of the total due to Shadow Hearts: Covenant, which is a PS2 only title. Our international business contributed approximately 36% to the total revenues.

The net loss for the quarter was $13.9 million, compared with a net loss of $23.3 million last year. The loss applicable to common stock was $16.1 million, compared with $24.1 million last year. The 2004 third quarter results included $1.8 million of accelerated imputed preferred stock dividends. These dividends are non-cash and resulted from investors converting 3,500 shares of Series D Convertible Preferred Stock into common during the quarter. The third quarter results also include $1.4 million of charges related to the write down of capitalized product development costs and a $1.8 million reduction in administrative expenses resulting from a favorable settlement of a litigation matter and the associated reduction in reserves. The 2003 third quarter results include $4.2 million of charges related to the write down of capitalized product development costs.

Excluding the favorable impact of the litigation matter, our quarterly overhead expense is currently running in the range of $7.5 million for our corporate, administrative and sales and marketing overhead. We expect these costs to stay in that range for the balance of the year. Product development expenditures are currently in the range of $19.0 million per quarter and we anticipate that these outlays will increase to the $25.0 million range for the fourth quarter.

Looking at the balance sheet, our September 30th cash balance stood at $15.0 million versus $41.7 million at the end of 2003. For the quarter, cash used in operations was $29.4 million. The amount of cash used in operations was approximately $15.5 million greater than the net loss of $13.9 million largely as result of three cash outlays. First, in connection with our attaining the Unreal publishing rights we made upfront payments which were recorded as prepaids. Second, during the quarter, inventories increased by $9.5 million largely in support of the upcoming October 4th launch of Mortal Kombat: Deception. And third, continued investments in product development initiatives resulted in a $6.9 million increase in capitalized product development costs.

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At the end of the third quarter, the balance of capitalized product development costs stood at approximately $25.3 million. Of this amount, $700,000 relates to products in the marketplace at the end of the third quarter, another $6.0 million relates to products that we expect to introduce in the 4th quarter, and the remaining $18.6 million relates to products that we expect to introduce in subsequent years.

Looking at receivables: gross receivables at September 30th were $17.9 million; reserves for price concessions, returns and uncollectible accounts were $9.0 million or approximately 50% of the gross receivable; days sales outstanding was 46 days.

During the quarter, $35.0 million of face value of Series D Convertible Preferred Stock was converted into common stock. As of November 5th, Midway had $4.46 million of face value of the Series D Convertible Preferred Stock outstanding. In terms of our current share count, I’d use the following estimates:

- for the fourth quarter, assume a basic share count of 86.0 million and a diluted share count of 89.5 million;
- for the full year, assume basic and diluted share counts of 72.5 million shares.

This concludes the financial update. David?

David Zucker:	Thanks Tom.

During the third quarter, we continued our commitment to build our reputation as one of the industry’s consistently high-quality game publishers. Shadow Hearts: Covenant was one of the highest-rated games released in the industry in the third quarter, garnering an average review score of 88% as of this morning per Gamerankings.com. The on-time shipment of Shadow Hearts also continued our commitment to developing a track record of delivering games on schedule. Both Mortal Kombat: Deception and Midway Arcade Treasures 2 shipped on schedule in October as well. In fact, Shadow Hearts, as Tom mentioned, shipped a little ahead of our original planned release date, allowing us to record full ship-in revenues during the quarter and pushing our results above the financial guidance we provided in our last conference call.

Mortal Kombat: Deception, which shipped on October 4th, has been a great success for Midway proving our growing ability to manage our established content. MK: Deception has received excellent reviews from the gaming and consumer media and has also been a hit with retailers and consumers. During its first week of release, Mortal Kombat: Deception was the top-selling title at retailers EB and Gamestop. The strength of the Mortal Kombat brand is evident from the near sell-out performance of the special $59.99 collector’s editions that have accounted for approximately 1/3 of all Mortal Kombat unit sell through to date.

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On October 11, we also shipped our last domestic title of the year, Midway Arcade Treasures 2, and this title has also performed very well and been a hit with retailers and consumers. Sales of Arcade Treasures 2 in its first week of launch outpaced sales of last year’s successful Arcade Treasures 1 during its first week of launch by over 100%. We expect this to be a strong-seller through the holiday season. Although they are value-priced games, the Arcade Treaures properties are profitable examples of Midway’s significant intellectual property library. We have now shipped-in over 1.1 million units of Midway Arcade Treasures 1 worldwide and this title continues to sell. More compilation and value-priced titles of historical Midway properties are in the works and, and we expect them to be solid performers in the future as well.

The on-time shipment of Mortal Kombat: Deception in the U.S. and Arcade Treasures 2 in the U.S. and Europe in the fourth quarter, along with recent approvals from both Sony and Microsoft for the international versions of Mortal Kombat and the pending release of those SKUs, gives us confidence that Q4 2004 will be the first profitable quarter for Midway since 1999. We expect revenues in the fourth quarter 2004 of approximately $78.0 million and positive net income of approximately $17.5 million. For the full-year we are raising our revenue guidance to approximately $162.0 million from $157.0 million and we continue to expect a net loss of approximately $20.0 million. Although we now expect better revenues for the year, we are also ramping up our investment in next-generation development more quickly than we had anticipated - including the acquisition of developer Inevitable Entertainment - and that will create more expenses for the quarter. The $162.0 million in forecasted revenues for the year is a 75% increase over 2003 sales. Our forecast for 2004 also calls for a $95.0 million improvement in net income versus 2003 and implies that Midway will be net income positive for the second half of 2004.

The net profit in the fourth quarter marks an important milestone for the Company, and a realization of an internal goal we set for ourselves a year ago. We have effectively stabilized our base of operations to a point where we believe we can consistently produce high-quality games and then market them successfully. We have demonstrated these competencies several times this year with the successful launches of new IP, such as The Suffering and NBA Ballers, and the successful launches of established IP, such as Mortal Kombat: Deception and Midway Arcade Treasures 2.

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During our earnings call at the beginning of this year, I set out three key goals that were essential for Midway’s turnaround: Improve the quality and cultural relevance of our games, improve our relationships with retailers and increase the level and effectiveness of pre-launch awareness and marketing for our games. We are now producing games that are not only highly regarded by critics, but are topping those critics’ charts in terms of quality. Midway again finished the quarter as the top-rated publisher in terms of average review score for those publishers with at least five reviewed products. Year-to-date through November 1st, Midway is the number one ranked publisher in terms of average review scores, up from number 20 in 2003. With new leadership and direction, we now believe that Midway’s product development organization is quickly becoming one of the best in the industry. We also believe our marketing department is one of the best in the industry at capturing mindshare early for games and then following through with effective advertising in the right mediums. This can be seen in the dramatic increase in media coverage and preorders for our games this year versus last.  Our relationships with the key retailers are dramatically improved from a year ago as well, evidenced by our full distribution for 95% of our products in 2004 versus only 58% in 2003.

Though we continue to have work to do to improve our operations, and we will be pursuing those efforts relentlessly and consistently, especially in the product development area, we believe that we have substantially stabilized and improved our operations and our ability to execute. With this operating capability in hand, we now face two more significant steps in our turnaround process.

First, we must navigate the challenging console transition in 2005 and 2006. Although we believe the overall impact to the industry of this transition will be less difficult than the last transition, each console transition always brings with it several challenges that must be managed. Including: first, lower price points for front-line titles for current-generation games; second, development costs for next-generation consoles that include significant expenses related to R&D spending for future titles; and third, higher game development costs for next-generation game titles. To mitigate the impact of these transition issues, we are employing several tactics that we believe will not only allow us to weather the transition but possibly use it to our advantage. We are well aware that prior transitions have not only been periods of volatility for the overall industry but have also provided opportunities for well-positioned publishers to gain marketshare and strategically enter markets. Midway did not manage the last transition well and this opportunity was lost. We are preparing carefully for this transition, and while we will be prudent and intelligent, we will not be shying away from investing in the right kinds of projects to position us for bigger and more profitable marketshare in the next console generation beginning in 2007.

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Our second major challenge in our turnaround efforts is to expand our revenue base to achieve the size and scale necessary to generate consistent and significant profits in the next console cycle. Despite the dramatic revenue growth we have experienced this year, over 75% versus last year, we are not at the revenue base this year to reach full-year profitability. While we will be giving guidance for 2005 at our next earnings call, we can say that we expect to grow our revenues in 2005 over our performance in 2004. Nevertheless, with the impacts from the console transition hitting in 2005 and 2006, we believe the size and scale necessary to achieve consistent full-year profitability in these years will be greater than this past year. Indeed, in order to generate consistent and meaningful annual profits and grow into one of the handful of major players that will thrive in the video game industry in the next console generation, we believe a revenue base with the right products needs to be in the $400.0 million-plus range of pure publishing revenue.

The key element to achieving this size and scale is creating a portfolio of large, successful properties. As we have said on our calls before, we expect to grow our frontline title releases in 2005 at least 50% from the six frontline titles we launched in 2004. To do this successfully means creating the internal processes that produce a steady stream of both owned-properties and licensed-content opportunities. Our 2005 product plan will feature several games that leverage our intellectual property library such as Mortal Kombat: Shaolin Monks - a game that extends the Mortal Kombat franchise into the action-adventure genre and leverages the rich universe of Mortal Kombat characters and mythology. We have shown success this year with developing original concepts such as The Suffering and, although we are significantly reducing our reliance on entirely new properties in our product plan, we believe there is still room for well-designed new intellectual properties steeped in cultural relevance such as our recently-announced Fear and Respect title featuring the writing and story development of John Singleton, the legendary writer/director behind Boyz ‘n the Hood. We are also reinvigorating our efforts to bring licensed properties and established brands into our product portfolio. To this end, we secured the rights to the highly-successful PC franchise Unreal Tournament earlier this year and we are actively pursuing several licensed properties that could also help us add size and scale to our product portfolio.

Another important component of growing the scale of our Company is building the internal product development capacity to support a much larger product line-up. Our most recent acquisition, Inevitable Entertainment, gives us control over the developer of a very promising title launching next year, Area 51, and bolsters our technology base for the next generation. Inevitable is particularly strong in technology, especially for Sony products, and this studio will allow us to draw talent from the Austin, Texas area, known for its abundance of strong game developers. The acquisitions this year of Surreal Software and Inevitable Entertainment are steps in the right direction, and you should not be surprised to see more activity either in this area or in further additional hires for Midway as we continue to build high quality internal development capability.

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Accomplishing these remaining steps to our turnaround will not be easy, but having completed the first step successfully, we believe we are now in a great position to be taking the next two on. Our recently demonstrated ability to execute our business plans has garnered the trust of the retailer community and our reputation as a publisher of top-notch games is attracting talent, resources and content to Midway. We look forward to announcing our progress and further successes as we continue to execute on our turnaround plans.

Operator, please open the line for questions.
Operator:
Thank you. At this time I would like to remind everyone, if you would like to ask a question, please press * then the number 1 on your telephone. If your question has been answered and you would like to withdraw your registration please press the # key. If you are using a speakerphone, please lift your handset before entering your request. One moment please for the first question. Our first question comes from the line of Arvind Bhatia with Southwest Securities. Please proceed with your question.

Arvind Bhatia:
First question is on industry growth. Can you guys talk about what sort of expectations you have, you know, in viewing that there is at least one console launching next year? And then you talked about a broad plan of getting to $400.0 million to have a sustainable level of profitability. Can you give us some sort of a time table when you think you can get to it? And how many SKUs or titles do you think you need to have? And maybe an update on how many you have in development right now?

Miguel Iribarren:
Let’s see, Arvind. I’ll answer that first question. In terms of industry growth, we really just kind of sat down now and started looking at next year, and we don’t have any specific forecast. Obviously that growth will be highly dependent on whether or not there is a new console platform in the fourth quarter, so I think it’s a little premature for us to really speculate on that growth.

David Zucker:
I think the key thing there for Midway is it obviously affects us, but it affects us less than… you know, we grew our revenues this year. We expect to grow our revenues this year by 75%. We indicated we expect to grow them again next year. And really what we’re doing is to some extent taking marketshare from others in the industry as well as growing along with the industry. In terms of the revenue number that we indicated, that was sustainable and significant. We’re not saying we need to get there to break even. We’re saying that to be a major player in the next console generation, that that kind of level of sheer publishing revenues is kind of a minimum requirement. And certainly our goal is to get there as quickly as possible in the next console generation starting in 2007.

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Arvind Bhatia:
Let me ask you your opinion on ASPs. How much pressure do you think it might be next year? I mean are you looking at 10% decline? Which I think would jive with historical trends during what may be called a transition year. Would that be within the ballpark of what you’re expecting next year?

David Zucker:
Let me just say this. We think that frontline pricing at $49.00 for the frontline titles will continue into the first part of next year. For the second quarter, we think you’ll start to see people coming off of that. And then based on our assumptions, the second half of the year, we think that the $49.00 frontline pricing will be the anomaly, the exception rather than the rule. But in terms of the overall ASPs, Miguel…

Miguel Iribarren:	No, I don’t think right now we’ve got the forecast yet for next year.

Arvind Bhatia:	What about development costs for the next generation games? What sort of level increase do you expect at this point?

David Zucker:
We keep saying this but anyone that’s giving you a good answer to that frankly doesn’t know what they’re talking about yet. I mean that in a good way. Obviously they’re going to cost more. They’re going to cost more initially. As we look at our next generation games we have in development, they are going to have higher costs than what we expect their sequels will because there’s a lot of front-end development for technology and engine development. Clearly the answer is more. I think it’s hard to say at this point.

Arvind Bhatia:	Got it. Alright, thanks guys.

David Zucker:	Thanks Arvind.

Operator:	Your next question comes from the line of Stuart Halpern with RBC Capital Markets. Please proceed with your question.

Stuart Halpern:	Thanks. I was wondering if you could give us percentages of North America versus international and catalogue as a percentage of revenues.

Thomas Powell:	Sure, catalogue…ah, are you talking for the full year or for the quarter or…?

Stuart Halpern:	For the quarter.

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Thomas Powell:	Okay. We’re running about 10% on catalogue product and then our international business was 36% of the total for the quarter, and we expect that to be about 20% full year for international.

Stuart Halpern:	And can you just refresh our memories, in terms of how historically Mortal Kombat has typically sold in terms of domestic versus international percentages, sort of ballpark expectation there?

David Zucker:	I think around 60% to 65% domestic and then 30% to 35% international.

Stuart Halpern:
Okay, and just one other thing, David. When you made reference to the $400.0 million, you referred to sort of pure publishing. Does that imply that there might be some other non-pure publishing activities that Midway would be getting involved in?

David Zucker:	Not necessarily. I think it really implies that if you look at other publishers you might see higher revenue numbers but some of that’s not pure publishing.

Stuart Halpern:	Gotcha. Alright, thanks.

Operator:	Mr. Zucker, there are no further questions at this time. I’ll announce further calls I see. Please continue with the presentation or closing remarks.

David Zucker:	I think we’ll hold for a minute and then if there’s no other questions, we’ll wrap it up.

Okay. Thanks for listening in. We’ll look forward to talking to you next quarter.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

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